FOR IMMEDIATE RELEASE
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                             ALLEGHENY ENERGY, INC.

                 ADOPTS STOCKHOLDER PROTECTION RIGHTS AGREEMENT

         HAGERSTOWN, MD., MARCH 2, 2000 - Allegheny Energy, Inc. (NYSE: AYE) has adopted a Stockholder Protection Rights Agreement.

         The Rights Agreement is similar to plans adopted by more than 1,700 U.S. corporations, including about half of the Fortune 500 companies and an increasing number of publicly traded utility companies. The Rights Agreement was not adopted in response to any specific effort to acquire control of Allegheny Energy. The Rights may cause substantial dilution to a person that acquires 15 percent or more of Allegheny Energy's common stock. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of Allegheny Energy and its shareholders, because the Rights can be redeemed prior to a triggering event for $0.01 per Right.

         Alan J. Noia, Chairman, President, and Chief Executive Officer of Allegheny Energy, stated that, "The Rights Agreement does not in any way weaken Allegheny Energy's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Allegheny Energy or its shareholders, and will not change the way in which shares of Allegheny Energy common stock are traded."

         Under the Rights Agreement, Rights will be distributed as a dividend at the rate of one Right per each share of Allegheny Energy common stock. The dividend will be paid to shareholders of record as of March 16, 2000.

         Under its principal provision, if any person or group acquires 15 percent or more of Allegheny Energy's outstanding common stock, all other shareholders of the Company would be entitled to buy, for the exercise price of $100 per Right, common stock of Allegheny having a market value equal to twice the exercise price, thereby substantially diluting the acquiring person's or group's investment.

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         The Securities and Exchange Commission previously issued an order pursuant to the Public Utility Holding Company Act of 1935, as amended, granting Allegheny Energy the authority to adopt and implement the Rights Agreement.

         Allegheny Energy, Inc. is a diversified energy company headquartered in Hagerstown, Md. The Allegheny Energy family includes Allegheny Power, which delivers energy to about three million people in parts of Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; Allegheny Energy Supply Company, LLC, which operates and markets competitive retail and wholesale electric generation and operates regulated electric generation for its affiliates; and Allegheny Ventures, which actively invests in and develops energy-related and telecommunications projects. For more information, check our web site at www.alleghenyenergy.com.

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